Exhibit 10.1

Amendment No. 1

to

Restricted Stock Plan for Non-Employee Directors

of

3D Systems Corporation

Effective as of July 27, 2005, Section 4(d) of the Restricted Stock Plan for Non-Employee Directors of 3D Systems Corporation is amended by inserting the following immediately after the last sentence thereof:

“Notwithstanding any other provision of this Plan, any Non-Employee Director may make a gift or other transfer of any Common Stock awarded or acquired under the Plan to members of the immediate family of such Non-Employee Director or to a trust or other form of indirect ownership established by such Non-Employee Director for his or her benefit or for the benefit of members of the immediate family of such Non-Employee Director (each also, a “Beneficiary”); provided that (i) the purpose of such transfer is either estate or tax planning, (ii) the Non-Employee Director shall continue to be deemed a beneficial owner of such transferred shares of Common Stock and shall retain voting and investment control over such shares while the Non-Employee Director remains a director of the Company and (iii) the Beneficiary shall execute an agreement with the Company, in form and substance satisfactory to counsel to the Company, pursuant to which such Beneficiary shall be obligated to hold the shares of Common Stock so transferred in accordance with the terms and conditions of the Plan and containing such other terms and conditions as may be required by counsel to the Company.  For the purpose of this Section 4(d), the term “immediate family” shall have the meaning set forth in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the term “beneficial owner” shall have the meaning set forth in Rule 16a-1 under the Securities Exchange Act, other than for purposes of determining beneficial ownership of more than ten percent of any class of equity securities.”